Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Emily Parenteau +1.215.299.6288
emily.parenteau@fmc.com
Investor Contact: Michael Wherley +1.215.299.6543
michael.wherley@fmc.com
FMC to Outline Five-Year Strategic Plan at Investor Day; Board Increases Dividend and Authorizes New Share Repurchase Program

Five-year targets for 2019-20231

•	Revenue CAGR of 5 to 7 percent

•	Adjusted EBITDA CAGR of 7 to 9 percent[2]

•	Free cash flow conversion growing to approximately 70 percent[3]

•	Cash return to shareholders of up to $4.5 billion over 5 years
Board declarations

•	Increased regular quarterly dividend to $0.40 per share, up from $0.165 per share

•	Authorized new $1 billion share repurchase program, which the Company expects to complete by mid-2020

PHILADELPHIA, December 3, 2018 - FMC Corporation (NYSE: FMC), an agricultural sciences company, will host its Investor Day later today in New York City to discuss the Company’s strategic growth plan, R&D capabilities and portfolio, and updated capital deployment plan.
FMC is entering a phase of higher cash generation and lower capital intensity. Its Board of Directors has declared a regular quarterly dividend of $0.40 per share, payable on January 17, 2019, to shareholders of record at the close of business on December 28, 2018. This equates to $1.60 per share, annually, compared to $0.66 per share previously. The dividend policy going forward is to increase the dividend at least at the same rate as net income grows. The Board also has authorized an initial $1 billion share repurchase program, which FMC expects to execute in a systematic, recurring fashion through mid-2020. This is separate from the current $200 million program, which is expected to be completed this week. Together, this dividend increase and share repurchase authorization are part of a capital allocation plan to return up to $4.5 billion to shareholders in the next five years.

Page 2/FMC to Outline Five-Year Strategic Plan at Investor Day; Board Increases Dividend and Authorizes New Share Repurchase Program

“We are confident about our future as an innovation-based company with strong revenue and earnings growth and accelerating cash generation,” said Pierre Brondeau, FMC chief executive officer and chairman.
The full agenda, along with anticipated timing, for the Investor Day is as follows:

11:00 AM	Business Showcase and lunch
12:15 PM	Presentations and webcast begin
12:20 PM	Pierre Brondeau (CEO, Chairman)
12:50 PM	Mark Douglas (President, COO)
1:30 PM	Diane Allemang (VP, CMO)
2:10 PM	Break
2:30 PM	Dr. Kathleen Shelton (VP, CTO)
3:10 PM	Andrew Sandifer (EVP, CFO)
3:40 PM	Pierre Brondeau (CEO, Chairman)
3:45 PM	Q&A
4:30 PM	Event ends
The Investor Day is at full capacity and walk-up registration will not be allowed. However, the webcast will be open to the public through a live audio webcast accessible in the Investor Relations section of FMC's website at www.fmc.com. The presentations will also be made available on the FMC website at approximately 12 noon ET, and the prepared remarks will be posted after the event ends. For those who are not able to listen to the live webcast, the full webcast will be archived for one year on FMC's website.

About FMC
FMC Corporation provides solutions to growers around the world with a portfolio of proprietary crop protection products and a robust pipeline fueled by innovative discovery and development capabilities in crop protection, plant health and professional pest and turf maintenance solutions. In October 2018, FMC conducted an initial public offering of its Lithium business. The new company, Livent Corporation, is approximately 85 percent owned by FMC and is expected to be spun off on March 1, 2019. FMC employs approximately 7,300 employees (including through Livent) around the globe. To learn more, please visit www.fmc.com.

Page 3/FMC to Outline Five-Year Strategic Plan at Investor Day; Board Increases Dividend and Authorizes New Share Repurchase Program

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2017 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com.

1.
Five-year targets are for FMC, excluding Lithium segment financials from all metrics. FMC previously announced that it intends to spin off its approximately 85 percent stake in Livent Corporation to FMC shareholders, in the form of a pro-rata distribution of Livent shares, on March 1, 2019. The planned separation is expected to be tax-free to FMC shareholders.

2.
Although we provide forecasts for adjusted earnings per share, adjusted EBITDA, adjusted cash from operations and free cash flow (all of which are non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP.  Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations and related cash activity. As a result, no GAAP outlook is provided.

3.	Free cash flow conversion refers to free cash flow before financing as a proportion of adjusted earnings.
# # #